                                                                EXECUTION COPY





                            AGREEMENT AND PLAN OF MERGER

                             DATED AS OF JUNE 28, 1999



                                       AMONG



                           ATLAS COPCO NORTH AMERICA INC.



                             PANDION ACQUISITION CORP.



                                        AND



                            RENTAL SERVICE CORPORATION,
                               A DELAWARE CORPORATION

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                                TABLE OF CONTENTS


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                                                                                                    PAGE
ARTICLE I.THE TENDER OFFER.............................................................................2

1.1     THE OFFER......................................................................................2
1.2     SEC FILINGS....................................................................................3
1.3     COMPANY ACTION.................................................................................4
1.4     COMPOSITION OF THE COMPANY BOARD...............................................................5

ARTICLE II.THE MERGER..................................................................................6

2.1     THE MERGER.....................................................................................6
2.2     CLOSING........................................................................................6
2.3     EFFECTIVE TIME.................................................................................6
2.4     EFFECTS OF THE MERGER..........................................................................7
2.5     CERTIFICATE OF INCORPORATION...................................................................7
2.6     BYLAWS.........................................................................................7
2.7     OFFICERS AND DIRECTORS.........................................................................7
2.8     EFFECT ON CAPITAL STOCK........................................................................7
2.9     SURRENDER AND PAYMENT..........................................................................9

ARTICLE III.REPRESENTATIONS AND WARRANTIES............................................................11

3.1     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................11
3.2     REPRESENTATIONS AND WARRANTIES OF PARENT......................................................23
3.3     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................................25

ARTICLE IV.COVENANTS RELATING TO CONDUCT OF BUSINESS..................................................26

4.1     COVENANTS OF THE COMPANY......................................................................26
4.2     COVENANTS OF PARENT AND MERGER SUB............................................................29
4.3     ADVICE OF CHANGES; GOVERNMENT FILINGS.........................................................29

ARTICLE V.ADDITIONAL AGREEMENTS.......................................................................30

5.1     RECOMMENDATION; PREPARATION OF PROXY STATEMENT; THE COMPANY STOCKHOLDERS MEETING..............30
5.2     ACCESS TO INFORMATION.........................................................................31
5.3     APPROVALS AND CONSENTS; COOPERATION...........................................................31
5.4     TRANSACTION PROPOSALS.........................................................................32
5.5     EMPLOYEE BENEFITS.............................................................................34
5.6     FEES AND EXPENSES.............................................................................35
5.7     INDEMNIFICATION; DIRECTORS'AND OFFICERS'INSURANCE.............................................35
5.8     PUBLIC ANNOUNCEMENTS..........................................................................36
5.9     TAKEOVER STATUTES.............................................................................36
5.10    RIGHTS AGREEMENT..............................................................................37
5.11    PERFORMANCE BY MERGER SUB.....................................................................37
5.12    RESIGNATION OF DIRECTORS......................................................................37
5.13    FURTHER ASSURANCES............................................................................37

ARTICLE VI.CONDITIONS PRECEDENT.......................................................................37

6.1     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER....................................37

ARTICLE VII.TERMINATION AND AMENDMENT.................................................................38

7.1     TERMINATION...................................................................................38
7.2     EFFECT OF TERMINATION.........................................................................40

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
7.3     AMENDMENT.....................................................................................40
7.4     EXTENSION; WAIVER.............................................................................41

ARTICLE VIII.GENERAL PROVISIONS.......................................................................41

8.1     NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; NO OTHER REPRESENTATIONS AND
        WARRANTIES....................................................................................41
8.2     NOTICES.......................................................................................41
8.3     INTERPRETATION................................................................................42
8.4     COUNTERPARTS..................................................................................43
8.5     ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES................................................43
8.6     GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.............................................43
8.7     SEVERABILITY..................................................................................44
8.8     ASSIGNMENT....................................................................................44
8.9     ENFORCEMENT...................................................................................45
8.10    DEFINITIONS...................................................................................45
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                                       ii
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                            GLOSSARY OF DEFINED TERMS


                                                                     LOCATION OF
DEFINITION                                                          DEFINED TERM
Agreement...............................................................Preamble
Board of Directors...............................................Section 8.10(a)
Business Day.....................................................Section 8.10(b)
Certificate of Merger................................................Section 2.3
Certificates......................................................Section 2.9(b)
Closing..............................................................Section 2.2
Closing Date.........................................................Section 2.2
Code..............................................................Section 3.1(i)
Company.................................................................Preamble
Company Assets....................................................Section 3.1(v)
Company Benefit Plans..........................................Section 3.1(m)(i)
Company Board...........................................................Recitals
Company Common Stock....................................................Recitals
Company Disclosure Schedule..........................................Section 3.1
Company Equity Plans..............................................Section 2.8(d)
Company Material Contracts........................................Section 3.1(l)
Company Permits...................................................Section 3.1(g)
Company Options...................................................Section 2.8(d)
Company Rights Agreement ......................................Section 3.1(c)(i)
Company SEC Reports............................................Section 3.1(e)(i)
Company Stockholders Meeting......................................Section 5.1(a)
Company Voting Debt..........................................Section 3.1(c)(iii)
Confidentiality Agreement ...........................................Section 5.2
Consolidated Group................................................Section 3.1(i)
Continuing Directors..............................................Section 1.4(c)
D&O Insurance........................................................Section 5.7
Delaware Secretary of State..........................................Section 2.3
DGCL....................................................................Recitals
Dissenting Shares ................................................Section 2.9(h)
Effective Time.......................................................Section 2.3
Environmental Claim.......................................Section 3.1(o)(vii)(A)
Environmental Laws........................................Section 3.1(o)(vii)(B)
Environmental Permits.........................................Section 3.1(o)(ii)
EQSPP.............................................................Section 2.8(d)
ERISA..........................................................Section 3.1(m)(i)
Exchange Act.................................................Section 3.1(d)(iii)
Exchange Agent....................................................Section 2.9(a)
Expenses.............................................................Section 5.6
Extension Conditions..............................................Section 7.1(b)

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                                       iii
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
GAAP...........................................................Section 3.1(e)(i)
Governmental Entity..........................................Section 3.1(d)(iii)
Hazardous Materials.......................................Section 3.1(o)(vii)(C)
HSR Act......................................................Section 3.1(d)(iii)
Indemnified Party....................................................Section 5.7
Injunction...............................................................Annex A
Intellectual Property ...........................................Section 8.10(c)
Issue Right.......................................................Section 2.8(e)
Knowledge........................................................Section 8.10(d)
Liens.........................................................Section 3.1(c)(ii)
Material Adverse Effect..........................................Section 8.10(e)
Material Subsidiaries ...........................................Section 8.10(f)
Merger..................................................................Recitals
Merger Consideration..............................................Section 2.8(c)
Merger Sub..............................................................Preamble
Minimum Condition.................................................Section 1.1(a)
Minimum Shares....................................................Section 1.1(a)
NYSE.........................................................Section 3.1(d)(iii)
Offer...................................................................Recitals
Offer Documents...................................................Section 1.2(a)
Order....................................................................Annex A
Organizational Documents.........................................Section 8.10(g)
Outside Date......................................................Section 7.1(b)
Parent..................................................................Preamble
Parent Representatives ..............................................Section 5.2
Payment Fund .....................................................Section 2.9(a)
Person...........................................................Section 8.10(h)
Premium Limit........................................................Section 5.7
Price Per Share.........................................................Recitals
Proxy Statement................................................Section 3.1(f)(i)
Release...................................................Section 3.1(o)(vii)(D)
Required Company Vote.............................................Section 3.1(k)
Required Consents................................................Section 8.10(i)
Required Regulatory Approvals.....................................Section 6.1(d)
Rights Amendment....................................................Section 5.10
Schedule 14D-1....................................................Section 1.2(a)
Schedule 14D-9....................................................Section 1.2(b)
SEC...............................................................Section 1.1(b)
Securities Act................................................Section 3.1(c)(iv)
Subsidiary.......................................................Section 8.10(j)
Surviving Corporation................................................Section 2.1
Surviving Corporation Common Stock................................Section 2.8(a)
Takeover Statute.....................................................Section 5.9
Tax...........................................................Section 8.10(k)(i)
Taxable.......................................................Section 8.10(k)(i)

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                                       iv
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

Taxes.........................................................Section 8.10(k)(i)
Tax Return...................................................Section 8.10(k)(ii)
Terminating Company Breach........................................Section 7.1(h)
Terminating Parent Breach.........................................Section 7.1(i)
the other party..................................................Section 8.10(l)
Transaction Proposal.................................................Section 5.4
Violation.....................................................Section 3.1(d)(ii)

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                                       v

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               This AGREEMENT AND PLAN OF MERGER, dated as of June 28, 1999
(this "AGREEMENT"), by and among ATLAS COPCO NORTH AMERICA INC., a Delaware corporation ("PARENT"), PANDION ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and RENTAL SERVICE
CORPORATION, a Delaware corporation (the "COMPANY").

                                W I T N E S S E T H :

               WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved the acquisition of the Company by Parent upon the terms and subject to the conditions of this Agreement;

               WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all of the issued and outstanding shares of the common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") at a price per share of Company Common
Stock of $29.00 net to the seller in cash (such price, as it may be increased in accordance with the terms of this Agreement, the "PRICE PER SHARE") upon the terms and conditions set forth in this Agreement, including ANNEX A hereto;

               WHEREAS, Atlas Copco AB, a corporation formed and organized under the laws of the Kingdom of Sweden ("Atlas Copco AB"), has agreed to guaranty, pursuant to an instrument of even date herewith, the performance by Parent and Merger Sub of their respective obligations under this Agreement.

               WHEREAS, in order to complete such acquisition, the respective
Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Price Per Share;

               WHEREAS, the Board of Directors of the Company (the "COMPANY
BOARD") has approved this Agreement, the Offer and the Merger, has determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders, has declared this Agreement and the adoption of this Agreement advisable and is recommending that the Company's stockholders accept the Offer, tender their shares of Company Common Stock thereunder and adopt this Agreement; and

               WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.


                                       1

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                      ARTICLE I.
                                   THE TENDER OFFER

       1.1     THE OFFER.

               (a) Provided that this Agreement shall not have been terminated in accordance with Article VII, then (i) not later than the first Business Day after execution of this Agreement, Parent and the Company shall issue separate public announcements regarding the execution of this Agreement and (ii) Merger Sub shall, as soon as practicable, but in no event later than five Business Days from and after the date of such announcement, including the date of announcement as the first Business Day in accordance with Rule 14d-2 under the Exchange Act, commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer to purchase all of the outstanding shares of Company Common Stock at the Price Per Share. The initial expiration date of the Offer shall be the twentieth Business Day from and after the date the Offer is commenced, including the date of commencement as the first Business Day in accordance with Rule 14d-2 under the Exchange Act. The Offer shall be made pursuant to an Offer to Purchase and related Letter of Transmittal in form reasonably satisfactory to the Company and containing terms and conditions set forth in this Agreement. The obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to (i) there being at least that number of shares of Company Common Stock representing a majority of the total issued and outstanding shares of Common Stock on a fully diluted basis on the date such shares are purchased pursuant to the Offer (the "MINIMUM SHARES") validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION") and (ii) the satisfaction of the other conditions set forth in Annex A hereto, any of which conditions may be waived by Merger Sub in its sole discretion; PROVIDED, HOWEVER, that Merger Sub shall not waive the Minimum Condition without the prior written consent of the Company. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered to Merger Sub pursuant to the Offer.

               (b) Without the prior written consent of the Company, neither Parent nor Merger Sub will (i) decrease the Price Per Share payable in the Offer, (ii) decrease the number of shares of Company Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer,
(iii) change or amend the conditions to the Offer set forth in ANNEX A hereto or impose additional conditions to the Offer, (iv) change the expiration date of the Offer or (v) otherwise amend, add or waive any term or condition of the Offer in any manner adverse to the holders of shares of Company Common Stock; PROVIDED, HOWEVER, that if on any scheduled expiration date of the Offer any conditions to the Offer have not been satisfied or waived, Merger Sub may, and at the request of the Company shall, from time to time, extend the expiration date of the Offer for up to 5 additional Business Days (but in no event shall Merger

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Sub be required to extend the expiration date of the Offer beyond the 120th day following commencement of the Offer unless the Offer is on or after such date being extended due to an event described in subsection (a) of Annex A, in which case the Offer may be required by the Company to be extended to the 180th day following commencement of the Offer); and PROVIDED FURTHER that Merger Sub may (x) without the consent of the Company, extend the Offer for any period required by any applicable law, including, without limitation, any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") applicable to the Offer and (y) a one-time extension of the Offer if (1) the conditions to the Offer shall have been satisfied or waived and (2) the number of shares of Company Common Stock that have been validly tendered and not withdrawn represent more than 50% but less than 90% of the total issued and outstanding shares of Company Common Stock on a fully diluted basis; PROVIDED, HOWEVER, that in no event shall the extension permitted under the foregoing clause (y) exceed, in the aggregate, 10 Business Days. Notwithstanding anything to the contrary in this Agreement, Parent may extend the Offer during (but only to the end of) the period in which the Company is attempting to cure a breach pursuant to Section 7.1(h). Parent and Merger Sub will, subject to the terms and conditions of this Agreement, use their best efforts to consummate the Offer. Assuming the prior satisfaction or waiver of all the conditions to the Offer set forth in ANNEX A hereto, and subject to the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as permitted under applicable law, recognizing that the parties wish to close as expeditiously as possible following expiration or termination of the waiting period under the HSR Act. Parent shall provide, or cause to be provided, to Merger Sub, on a timely basis, the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

       1.2     SEC FILINGS.

               (a) As soon as reasonably practicable on the commencement date of the Offer, Parent and Merger Sub shall file with the SEC, with respect to the Offer, a Tender Offer Statement on Schedule 14D-1 (as amended from time to time, the "SCHEDULE 14D-1"). The Schedule 14D-1 will comply as to form and content in all material respects with the applicable provisions of the federal securities laws and will contain or incorporate by reference the Offer to Purchase, the related Letter of Transmittal and other ancillary documents and agreements pursuant to which the Offer will be made (the Schedule 14D-1, the Offer to Purchase, the Letter of Transmittal and such other documents being collectively referred to herein as the "OFFER DOCUMENTS"). The Company and its outside legal counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC, and Parent and Merger Sub shall consider such comments in good faith. Parent and Merger Sub agree to provide to the Company and its outside legal counsel any comments which Parent, Merger Sub or their counsel may receive from the Staff of the SEC with respect to the Offer Documents promptly after receipt thereof and consult in good faith with the Company and its outside legal counsel with respect thereto. Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become misleading in

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any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

               (b) Upon commencement of the Offer, the Company shall promptly file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the "SCHEDULE 14D-9") containing the recommendation of the Company Board described in Section 5.1(a) (subject to the right of the Company Board to fail to make, withdraw or modify such recommendation and/or its declaration of advisability in accordance with the terms of this Agreement, including but not limited to, Section 5.4). The
Schedule 14D-9 will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company will use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same date that the Schedule 14D-1 is filed with the SEC; PROVIDED, HOWEVER, that in any event the Schedule 14D-9 will be filed no later than five Business Days following the commencement date of the Offer. The Company will cooperate with Parent and Merger Sub in mailing or otherwise disseminating the
Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company. Parent and its outside legal counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to Parent and Merger Sub and their outside legal counsel any comments which the Company or its outside legal counsel may receive from the Staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof and consult in good faith with Parent and its outside legal counsel with respect thereto. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the Schedule 14D-9 and the Offer Documents, including, without limitation, the exhibits and schedules thereto, which the respective party responsible therefor shall reasonably request.

       1.3 COMPANY ACTION. Promptly upon execution of this Agreement and in connection with the Offer, the Company shall furnish Merger Sub with such information (including a list of the stockholders of the Company, mailing labels and a list of securities positions, each as of a recent date), and shall thereafter render such assistance, as Parent or Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and each of their respective affiliates and associates shall (a) hold in confidence the information contained in any of such labels and lists, (b) use such information only in connection with the Offer and the Merger and (c) if this Agreement is terminated and at the written request of the Company, promptly deliver to the Company all such information (written, electronic or as otherwise embodied) and destroy all copies, extracts, compilations or derivations thereof then in their possession or that of their representatives.

       1.4     COMPOSITION OF THE COMPANY BOARD.

               (a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, not less than a majority of the total issued and outstanding shares of Company Common Stock on a fully diluted basis pursuant to the Offer, Merger Sub shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect, if applicable, to (i) the number of newly created directorships if the size of the Company Board is increased pursuant to this Section 1.4(a) and (ii) the number of vacancies if the resignation of any directors is secured pursuant to this Section 1.4(a)) multiplied by the percentage that such number of shares of Company Common Stock then owned beneficially or of record in the aggregate by Merger Sub or Parent of the total issued and outstanding shares of Company Common Stock on a fully diluted basis; PROVIDED, HOWEVER, that until the Effective Time there shall be at least two Continuing Directors serving as directors of the Company and Parent and Merger Sub shall use their best efforts to ensure that at least two Continuing Directors serve as directors of the Company until the Effective Time. Upon the written request of Merger Sub, the Company shall, on the date of such request, either increase the size of the Company Board or use its reasonable efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Merger Sub's designees to be so elected to the Company Board.

               (b) The Company's obligations under this Section 1.4 shall be subject to Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder. The Company shall, at its sole expense, promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder in order to fulfill its obligations under this
Section 1.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Merger Sub will supply to the Company in writing and be solely responsible for any information with respect to any of them and their nominees, officers, directors and affiliates as may be required by Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder and applicable rules and regulations.

               (c) After the time that Merger Sub's designees constitute at least a majority of the Company Board and until the Effective Time, any
(i) amendment or termination of this Agreement, (ii) amendment to the Organizational Documents of the Company, (iii) extension of time for the performance or waiver of the obligations or other acts of Parent or Merger Sub or waiver of the Company's rights hereunder or (iv) action by the Company with respect to this Agreement and the transactions contemplated hereby which materially and adversely affects the interests of the stockholders of the Company, shall require, in addition to any other affirmative vote required under the DGCL, the affirmative vote of not less than a majority of (1) the entire Company Board, which majority shall include the concurrence of a majority of the Continuing Directors or (2) to the extent permitted under the DGCL, a committee of the Company Board consisting of only Continuing Directors; PROVIDED, HOWEVER, that if the foregoing provisions of this subsection (c) relating to the concurrence of a majority of Continuing Directors or approval by a committee consisting of Continuing Directors are invalid or incapable of being enforced under applicable law, then neither Parent nor Merger Sub shall approve (either in its capacity as a stockholder or as a party to this Agreement, as applicable), and Parent and Merger Sub shall use their reasonable efforts to prevent the occurrence of, any of the actions referred to in clauses (i) to
(iv) above unless such actions shall have received the unanimous approval of the entire Company Board. For purposes of this Section 1.4, the term "CONTINUING DIRECTORS" shall mean any directors of the Company then serving, if any, who are directors as of the date hereof. If there is more than one Continuing Director and prior to the Effective Time, the number of Continuing Directors is reduced for any reason, the remaining Continuing Director or Directors shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for purposes of this Agreement, and the Company, Parent and Merger Sub shall, upon such designation, cause such designee(s) to be so elected. In the event there is only one Continuing Director and he or she resigns or is removed or if all Continuing Directors resign or are removed, he, she or they, as applicable, shall be entitled to designate his, her or their successors, as the case may be, each of whom shall be deemed a Continuing Director for purposes of this Agreement, and the Company, Parent and Merger Sub shall, upon such designation, cause such designee(s) to be so elected. The Company Board shall not delegate any matter set forth in this Section 1.4 to any committee of the Company Board unless such committee consists only of Continuing Directors.

                                     ARTICLE II.
                                     THE MERGER

       2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as soon as practicable following completion of the Offer, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the "SURVIVING CORPORATION").

       2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place two business days after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "CLOSING DATE"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004-1490, unless another place is agreed to in writing by the parties hereto.

       2.3 EFFECTIVE TIME. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") either (i) a certificate of merger or other appropriate documents, in form and substance satisfactory to the Company and Parent, or (ii) in the event Merger Sub shall have acquired (through the Offer or otherwise) 90% or more of the outstanding shares of Company Common Stock (and Parent agrees to contribute shares of Company Common Stock owned by Parent to Merger Sub for such purpose), a certificate of ownership and merger (in either such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being herein referred to as the "EFFECTIVE TIME").

       2.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL.

       2.5 CERTIFICATE OF INCORPORATION. At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company shall be amended in its entirety to read as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that such certificate of incorporation shall be amended to reflect "Rental Service Corporation" as the name of the Surviving Corporation.

       2.6 BYLAWS. At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended in their entirety to read as the bylaws of Merger Sub read as in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

       2.7 OFFICERS AND DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

       2.8 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

               (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK"). Each certificate that prior to the Effective Time represented one (1) or more shares of capital stock of Merger Sub shall thereafter represent that number of shares of Surviving Corporation Common Stock into which the shares of capital stock of Merger Sub theretofore represented by such certificate shall have been converted; PROVIDED, HOWEVER, that each record holder of a certificate or certificates that prior to the Effective Time represented one (1) or more shares of capital stock of Merger Sub shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Surviving Corporation Common Stock to which such record holder shall be entitled pursuant to the foregoing conversion.

               (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by any wholly owned Subsidiary of the Company or by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall automatically be retired (subject to the certificate of incorporation of Merger Sub) and shall cease to be outstanding, and no cash or other consideration shall be delivered in exchange therefor.

               (c)    CONVERSION OF COMPANY COMMON STOCK.  Subject to
Section 2.9(h), at the Effective Time each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be retired in accordance with Section 2.8(b)), whether or not then vested or subject to a repurchase option in favor of the Company, shall be converted into the right to receive $29.00 in cash, without interest (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be retired (subject to the certificate of incorporation of Merger Sub) and shall cease to be outstanding, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates, the Merger Consideration.

               (d)    STOCK OPTIONS AND RESTRICTED STOCK.   At the Effective
Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "COMPANY OPTIONS") previously granted by the Company or its Subsidiaries under any plan, agreement or arrangement (collectively, the "COMPANY EQUITY PLANS") shall be automatically converted into the right to receive from Parent, at the Effective Time, cash in an amount equal to the product of (i) the Merger Consideration minus the exercise price per share under such Company Option, times (ii) the number of shares of Common Stock which may be purchased upon exercise of such Company Option (whether or not then exercisable or vested), less any required withholding, and thereupon each Company Option shall terminate and each holder thereof shall have no further rights to any Company Common Stock. Prior to the Effective Time, the Company will take all action necessary to (A) shorten the offering period under the Company's Employee Qualified Stock Purchase Plan (the "EQSPP") in which the Effective Time occurs so that such offering period terminates on the day prior to the Effective Time, and (B) terminate the EQSPP effective as of the Effective Time. Immediately prior to the Effective Time, the restrictions on all shares of restricted Company Common Stock shall lapse and each such share of restricted stock shall be fully vested and, at the Effective Time, shall be subject to conversion pursuant to Section 2.8(c) into the right to receive the Merger Consideration, less any applicable withholding thereon. Prior to or at the Effective Time, the Company will adopt such resolutions or take such actions as are necessary, subject if necessary to obtaining consents of holders thereof, to carry out the terms of this Section 2.8(d).

               (e) RIGHTS TO ACQUIRE COMPANY COMMON STOCK. At the Effective Time, each right of a person to be issued Company Common Stock, whether or not then vested or otherwise matured, previously granted by the Company in connection with an acquisition (an "ISSUE

RIGHT"), shall be automatically converted into the right to receive from Parent, at the Effective Time, cash in an amount equal to the product of (i) the Merger Consideration, times (ii) the number of shares of Company Common Stock issuable pursuant to such Issue Right.

       2.9     SURRENDER AND PAYMENT.

               (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "EXCHANGE AGENT") for the holders of shares of Company Common Stock, Company Options and Issue Rights in connection with the Merger and the payment of the Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.8. Prior to the filing of the Certificate of Merger with the Delaware Secretary of State, Parent or Merger Sub shall deposit with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding (and not to be retired pursuant to Section 2.8(b)) immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration (plus an additional amount as required to cash out Company Options pursuant to Section 2.8(d) and Issue Rights pursuant to Section 2.8(e)). The deposit made by Parent or Merger Sub pursuant to the preceding sentence is hereinafter referred to as the "PAYMENT FUND." The Exchange Agent shall cause the Payment Fund to be
(i) held for the benefit of the holders of Company Common Stock and
(ii) promptly applied to making the payments provided for in Section 2.8(c).
The Payment Fund shall not be used for any purpose that is not provided for herein.

               (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall provide to each holder of record of a certificate or certificates or other instrument or instruments (the "CERTIFICATES") which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than shares to be retired in accordance with Section 2.8(b)), (i) a Letter of Transmittal (which shall be upon customary terms and may specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.
Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed in accordance with the Letter of Transmittal and the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, and the Certificate so surrendered shall forthwith be retired and shall cease to exist. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Common Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.9, each Certificate (other than Certificates representing Dissenting Shares or shares of

Company Common Stock to be retired pursuant to Section 2.8(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

               (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

               (d) UNCLAIMED FUNDS. Any portion of the Payment Fund made available to the Exchange Agent pursuant to Section 2.9(a) that remains unclaimed by holders of Certificates for 180 days after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration.

               (e) NO LIABILITY. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (f) INVESTMENT OF FUNDS. The Payment Fund shall be invested by the Exchange Agent in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., respectively, in each case with maturities not exceeding six months. All earnings thereon shall inure to the benefit of Parent.

               (g) LOST CERTIFICATES. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed before the Company has notice that the Certificate has been acquired by a protected purchaser (as that term is defined in Section 8-303 of the Delaware Uniform Commercial Code), and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate or the payment of the Merger Consideration, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate to which such Person is entitled pursuant hereto.

               (h) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the "DISSENTING SHARES"), shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses its right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or upon the entry of a final judgment by a court of competent jurisdiction, make any payment with respect to, or settle or offer to settle, any such demands.

                                     ARTICLE III.
                            REPRESENTATIONS AND WARRANTIES

       3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") or the Company SEC Reports, the Company represents and warrants to Parent and Merger Sub as follows:

               (a) ORGANIZATION, STANDING AND POWER. Each of the Company and its Material Subsidiaries has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has requisite corporate power and authority to carry on its business as presently conducted. Each of the Company and its Material Subsidiaries is duly qualified and in good standing or otherwise authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. The copies of the Organizational Documents of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

               (b) SUBSIDIARIES; INVESTMENTS. Section 3.1(b) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation, authorized capitalization and share ownership of each direct or indirect Subsidiary of the Company. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, greater than 4.9% of any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is any Subsidiary committed to issue any such option, warrant, right or security.

               (c)    CAPITAL STRUCTURE.

                              (i)    As of the date of this Agreement, the
       authorized capital stock of the Company consists of (A) 40,000,000 shares of Company Common Stock, of which 24,271,458 shares are issued and outstanding (including 177,238 shares of Company Common Stock issued and outstanding and held in escrow by third party escrow agents for release to other third parties, pursuant to acquisitions by the Company or its Subsidiaries), and (B) 500,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. There are no shares of Preferred Stock issued and outstanding or in the treasury of Company and no shares of Company Common Stock held in the treasury of the Company. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Equity Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants or other rights to acquire capital stock from the Company other than (1) rights issued pursuant to the Rights Agreement, dated April 16, 1999, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "COMPANY RIGHTS AGREEMENT"), (2) options representing in the aggregate the right to purchase 1,932,543 shares of Company Common Stock under the Company Equity Plans, (3) Issue Rights to acquire 228,992 shares of Company Common Stock and (4) rights to purchase approximately 27,000 shares of Company Common Stock pursuant to the EQSPP on or about July 6, 1999.

                              (ii) All of the issued and outstanding shares of capital stock of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("LIENS"), other than restrictions on transfer under federal or state securities laws.

                              (iii)  As of the date of this Agreement, no
       bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("COMPANY VOTING DEBT") are issued or outstanding.

                              (iv)   Except as otherwise set forth in this
       Section 3.1(c), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or its Material Subsidiaries is a party or by which any of them is bound obligating the Company or any Material Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or such Material Subsidiary or obligating the Company or such Material Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this

       Agreement, there are no outstanding obligations of the Company or any Material Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or such Material Subsidiary. There are no irrevocable proxies with respect to shares of capital stock of the Company registered with the Company. Except as set forth in the Company Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "SECURITIES ACT").

               (d)    AUTHORITY; NO CONFLICTS.

                              (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement and approval of the Merger by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the stockholders of the Company, if required. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                              (ii)   The execution and delivery of this
       Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, amendment, cancellation or acceleration of or "put right" with respect to any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of consent, termination, amendment, cancellation or acceleration, loss or creation, a "VIOLATION") pursuant to: (A) any provision of the Organizational Documents of the Company or any of its Material Subsidiaries or (B) except as could not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Company's Material Subsidiaries or their respective properties or assets, other than any required consents of landlords.

                              (iii)  No consent, approval, order or
       authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any Material Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (C) the DGCL with respect to the filing and recordation of appropriate merger or other documents, including the Certificate of Merger, (D) rules and regulations of the New York Stock Exchange ("NYSE"), and (E) antitrust or other competition laws of other jurisdictions and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

               (e)    REPORTS AND FINANCIAL STATEMENTS.

                              (i)    The Company has filed all required
       reports, schedules, forms, statements and other documents required to be filed by it with the SEC with respect to periods commencing on and after January 1, 1997 (collectively, including all exhibits thereto, the "COMPANY SEC REPORTS"). None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of complete notes and normal year-end adjustments. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                              (ii) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since December 31, 1998, the Company does not have any liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company which would be reasonably expected to have a Material Adverse Effect on the Company.

               (f)    INFORMATION SUPPLIED.

                              (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
       (A) the proxy statement related to the Company Stockholders Meeting (the "PROXY STATEMENT"), if applicable, (B) the Schedule 14D-9 or (C) the Offer Documents will, at the respective times such documents are filed, and, with respect to the Offer Documents and the Proxy Statement, if any, when first published, sent or given to the stockholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or, in the case of the Offer Documents and the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholders Meeting (as defined below), if any, and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Stockholders Meeting, if any, which shall have become misleading. The Proxy Statement, if any, and Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                              (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement, if any, or Schedule 14D-9 based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

               (g) COMPLIANCE WITH APPLICABLE LAWS; REGULATORY MATTERS. The Company and its Material Subsidiaries hold in full force and effect all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities, except for those which the failure to hold would not reasonably be expected to have a Material Adverse Effect upon the Company (the "COMPANY PERMITS"). The Company and its Material Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company. Other than any Company Permits which are ministerial in nature or the absence of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company, no Company Permits will be required, as a result of the Merger or the other transactions contemplated hereby, to be issued, re-issued or transferred in order to permit the Company following the Merger to continue to operate its business. The businesses of the Company and its Material Subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which would not reasonably be expected to have a Material Adverse Effect on the Company.
As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any Material Subsidiary is pending or, to the knowledge of the Company, threatened, other than investigations which would not reasonably be expected to have a Material Adverse Effect on the Company.

               (h) LITIGATION. There is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Material Subsidiary which would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Material Subsidiary which would reasonably be expected to have a Material Adverse Effect on the Company.

               (i) TAX RETURNS AND TAX PAYMENTS. Except as disclosed in the Disclosure Schedule, the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member (a "CONSOLIDATED GROUP") has timely filed all Tax Returns required to be filed by it or caused all such Tax Returns to be so filed with respect to any such Consolidated Group, in material compliance with all applicable laws, and such Tax Returns are complete and correct in all material respects, all Taxes shown thereon to be due have timely been paid and adequate reserves have been provided in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the Disclosure Schedule: (i) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its Subsidiaries or a member of any Consolidated Group or is being asserted against the Company or any of its Subsidiaries or a member of any Consolidated Group; (ii) no audit of any Tax Return of Company or any of its Subsidiaries or a member of any Consolidated Group is pending, being conducted or, to the knowledge of the Company, threatened by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Company, any of its Subsidiaries or a member of any Consolidated Group and is currently in effect; (iv) no consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") has been filed with respect to the Company; (v) the Company and each of its Subsidiaries is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or any of its Subsidiaries of any "excess parachute payments" within the meaning of Section 280G of the Code; (vi) the Company and each of its Subsidiaries is not a party to any tax sharing or allocation agreement, nor has it given any indemnity against Taxes imposed on any other Person, that has not expired by its terms or otherwise have been terminated and for which no amount is claimed to be owed;
(vii) the Company and each of its Subsidiaries has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(viii) the Company and each of its Subsidiaries is neither doing business in nor engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise tax returns; (ix) the Company and each of its Subsidiaries has made all payments of estimated Taxes required to be made under
Section 6655
of the Code and any comparable state, local or foreign Tax provision; (x) all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (xi) the Company and each of its Subsidiaries has not issued or assumed (A) any obligations described in
Section 279(a) of the Code, (B) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that are not in registered form; (xii) there are no written requests for information currently outstanding that could affect the Taxes of the Company or any of its Subsidiaries other than requests for information in audits; and (xiii) there is no power of attorney currently in force with respect to any matter relating to Taxes that could materially affect the Tax liability of the Company or any of its Subsidiaries.

               (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998 through the date of this Agreement, (A) each of the Company and the Company's Material Subsidiaries has conducted its business in the ordinary course and has not incurred any material liability, except in the ordinary course of their respective businesses; and (B) there has not occurred or arisen any event, condition or occurrence affecting the Company or its Material Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

               (k) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "REQUIRED COMPANY VOTE") is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby, and such vote is not necessary in the event of a merger described in clause (ii) of Section 2.3.

               (l) CERTAIN AGREEMENTS. All contracts listed as an exhibit to the Company's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of the Company and its Subsidiaries, (the "COMPANY MATERIAL CONTRACTS") are valid, enforceable and in full force and effect except to the extent they have previously expired or been terminated in accordance with their terms, and neither the Company nor its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Company Material Contract, except where the lack of validity, full force and effect, enforceability or defaults could not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, such Company Material Contract, except for defaults or breaches which would not reasonably be expected to have a Material Adverse Effect on the Company.

               (m)    EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                              (i) With respect to each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and with respect to each other material employee benefit plan, program, arrangement and contract (including any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract), to which the Company or any Material Subsidiary is a party, which is maintained or contributed to by the Company or any Material Subsidiary, or with respect to which the Company or any Material Subsidiary could incur material liability under Section 4069, 4201 or 4212(c) of ERISA (the "COMPANY BENEFIT PLANS"), the Company has made available to Parent a true and complete copy of such Company Benefit Plans.

                              (ii) Each of the Company Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter that would reasonably be expected to have a Material Adverse Effect on the Company.

                              (iii) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Material Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which would reasonably be expected to have a Material Adverse Effect on the Company.

                              (iv) Neither of the Company nor any Material Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Material Subsidiary. There is no pending labor dispute, lock-out, strike or work stoppage against the Company or any Material Subsidiary which may interfere with the respective business activities of the Company or any Material Subsidiary, except where such dispute, lock-out strike or work stoppage would not reasonably be expected to have a Material Adverse Effect on the Company. There is no pending charge or complaint against the Company or any Material Subsidiary by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Schedule, there are no current union organizing activities among the employees of the Company or of any Subsidiary. The execution of this Agreement and the consummation of the transaction contemplated by this Agreement will not result in a breach or other violation of any collective bargaining agreement to which the Company or any Subsidiary is a party, except for such breaches or violations which would reasonably be expected to have a Material Adverse Effect upon the Company.

                              (v)    Set forth in Section 3.1(m)(v) of the
       Company Disclosure Schedule is a list of all binding employment contracts or severance agreements with employees of the Company or of any Subsidiary which are not set forth in the Company SEC Reports.

               (n) INTELLECTUAL PROPERTY. As used herein, "Material Intellectual Property" means (A) the Company's mark "Rental Service Corporation" and the related logo, a copy of which is set forth on Section 3.1(n) of the Company Disclosure Schedule and (B) its rights with respect to the Master Agreement dated August 31, 1994 among Wynne Systems, Inc. and ACME Acquisition Corp.

                              (i) Except as would not be reasonably likely to have a Material Adverse Effect upon the Company, the Company owns, has the right to acquire, is licensed or otherwise has the right to use (in each case, free and clear of all Liens) all the Material Intellectual Property as it is used in its business as it is currently conducted.

                              (ii)   (A) Except as would not be reasonably
       likely to have a Material Adverse Effect upon the Company, none of the Material Intellectual Property of the Company is the subject of any license, security interest or other agreement granting rights therein to any third party; (B) no judgment, decree, injunction, rule or order has been rendered by any U.S. or foreign Governmental Entity which would limit, cancel or question the validity of, or the Company's rights in and to any Material Intellectual Property in any respect that would reasonably be expected to have individually or in the aggregate a Material Adverse Effect with respect to the Company; and (C) the Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's rights in and to any Material Intellectual Property, which, if adversely determined, would reasonably be expected to have individually or in the aggregate a Material Adverse Effect with respect to the Company.

                              (iii) Except as would not be reasonably likely to have a Material Adverse Effect upon the Company, to the knowledge of the Company (A) no claims are pending or threatened that the Company or any Material Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Material Intellectual Property, and (B) no person is infringing on or otherwise violating any right of the Company or any Material Subsidiary with respect to any Material Intellectual Property owned by and/or licensed to the Company or any Material Subsidiary.

               (o)    ENVIRONMENTAL PROTECTION.

                              (i) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and neither it nor any of its Subsidiaries has received any communication from any person or Governmental Entity that alleges that it or any of its Subsidiaries is not in compliance with applicable Environmental Laws, except where any failure or alleged failure to be in such compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                              (ii) The Company and each of its Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and it and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                              (iii)  There is no Environmental Claim (as
       defined below) pending or, to the knowledge of the Company's executive officers, threatened (A) against the Company or any of its Subsidiaries,
       (B) against any person or entity whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases, manages or operates in whole or in part, which, in any such case described in this Section 3.1(o)(iii), would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                              (iv) Except as set forth in the environmental audits, reports, surveys and assessments made available pursuant to clause (vi) below, the Company has no knowledge of any Releases of any Hazardous Materials (as defined below) that would be reasonably likely to result in any Environmental Claim against the Company or any of its Subsidiaries, or against any person or entity whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law or which would result in the Company incurring liability under any Environmental Law, except for any Environmental Claim or liability which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                              (v) The Company has no knowledge, with respect to any predecessor of it or any of its Subsidiaries or any real property formerly owned, leased or operated by it or any of its Subsidiaries, of any pending or threatened Environmental Claim which could reasonably be expected to have a Material Adverse Effect on the Company, or of any Release of Hazardous Materials that would be reasonably likely to result in any Environmental Claim which would reasonably be expected to have a Material Adverse Effect on the Company.

                              (vi) The Company has made available to Parent true and complete copies of all material environmental audits, surveys, reports and assessments relating to real property owned, leased or operated by the Company or any of its Subsidiaries.

                              (vii)  As used in this Agreement:

                      (A) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Entity) alleging potential liability (including potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) relating to a Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                      (B) "ENVIRONMENTAL LAWS" means all applicable federal, state and local laws, rules and regulations relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or protection of human health as it relates to the environment including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                      (C) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls; (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to or use of which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates.

                      (D) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

               (p) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except Merrill Lynch, Pierce

Fenner & Smith Incorporated ("Merrill Lynch") and Morgan Stanley & Co. Incorporated ("Morgan Stanley").

               (q) OPINIONS OF FINANCIAL ADVISORS. The Company has received the opinions of Merrill Lynch and Morgan Stanley, each dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by holders of Company Common Stock under this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

               (r) BOARD RECOMMENDATION. The Company Board, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company, and declared advisable this Agreement, (ii) assuming that neither Parent nor Merger Sub is an Interested Stockholder (as such term is defined in Section 203 of the DGCL) immediately prior to the Company Board taking the actions described in this
Section 3.1(r), took all other actions necessary to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, the Merger, this Agreement, and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the holders of the shares of Company Common Stock accept the Offer, tender all their shares of Company Common Stock pursuant to the Offer and approve this Agreement and the transactions contemplated herein, including the Merger.

               (s) INSURANCE. Section 3.1(s) of the Company Disclosure Schedule sets forth a true and complete list of all of the Company's material insurance policies and agreements. The Company agrees to use its best efforts to keep its existing insurance policies and agreements in place through the Effective Time.

               (t) RENTAL FLEET. The Company's rental fleet is "rental ready," except where the failure to be rental ready would not reasonably be expected to have a Material Adverse Effect on the Company. "Rental ready" means that each item of rental equipment is fully operable and available for rental to customers, excluding items which are undergoing maintenance and repairs in the ordinary course of business and items scheduled to be sold without violation of clause (iii) of Section 4.1(i).

               (u) CERTAIN BUSINESS PRACTICES. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries or, to the Company's knowledge, any directors, officers, agents or employees of the Company or any of its Subsidiaries has, in connection with the business or affairs of the Company or its Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, or
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

               (v) PROPERTIES. Section 3.1(v) of the Disclosure Schedule contains a true and complete list of all real properties owned or leased by the Company. The Company has good and marketable title to all properties, assets and rights of any kind whatsoever which are material to the conduct of its business (whether real, personal or mixed, and whether tangible or intangible) owned by it (collectively, along with leased real property of the Company, the "Company Assets"), in each case free and clear of all Liens and other encumbrances except for such Liens which have been disclosed in the SEC Documents or are listed on Section 3.1(v) of the Company Disclosure Schedule and except those Liens and defects or burdens on title which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any Company Asset, and, to the knowledge of the Company, none of the Company Assets is subject to any commitment or other arrangement for its sale to a third party outside the ordinary course of business, which in the case of any such condemnation or sale either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company. Each of the leases for real property under which the Company or any Subsidiary is currently a lessee is valid, enforceable and in full force and effect, and neither the Company nor any Subsidiary has violated any provision of, or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such lease, except where the lack of validity, full force and effect or enforceability or the existence of such default would not reasonably be expected to have a Material Adverse Effect on the Company.

               (w) ARIZONA STATUTE. The Company is not a "issuing public corporation" within the meaning of Section 10-2701 of the Arizona Revised Statutes.

       3.2 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company as follows:

               (a) ORGANIZATION, STANDING AND POWER. Parent has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of organization and has requisite corporate power and authority to carry on its business as presently conducted. Parent is duly qualified and in good standing or otherwise authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect on Parent. The copies of the Organizational Documents of Parent which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

               (b)    AUTHORITY; NO CONFLICTS.

                              (i) Parent has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                              (ii)   The execution and delivery of this
       Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Parent or any of its Material Subsidiaries or (B) except as could not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or delay the ability of Parent to consummate the transactions contemplated hereby and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, any of its Material Subsidiaries or their respective properties or assets.

                              (iii)  No consent, approval, order or
       authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) of Section 3.1(c)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or delay the ability of Parent to consummate the transactions contemplated hereby.

               (c) FINANCIAL STATEMENTS. Each of the financial statements (including the related notes) included in the English language version of the Annual Report for Atlas Copco AB for the year ended December 31, 1998 have been prepared in conformity with generally accepted accounting principles in Sweden and the Annual Accounts Act.

               (d)    INFORMATION SUPPLIED.

                              (i) None of (A) the Offer Documents or (B) the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, if any, the Schedule 14D-9 and any other documents to be filed with the SEC in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, if any, and the Offer Documents, when first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to made the statements made therein, in the light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the

       Company Stockholders Meeting, if any, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to made the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Stockholders Meeting, if any, which shall have become misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and Securities Act and the rules and regulations of the SEC thereunder.

                              (ii) Notwithstanding the foregoing provisions of this Section 3.2(d), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company for inclusion or incorporation by reference therein.

               (e) VOTE REQUIRED. No vote of the holders of the outstanding shares of equity securities of Parent or Atlas Copco AB is necessary to approve this Agreement or any of the transactions contemplated hereby.

               (f) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, except Credit Suisse First Boston.

               (g) OWNERSHIP OF COMPANY CAPITAL STOCK. As of the date of this Agreement, neither Parent nor any of its Subsidiaries or, to the best of their knowledge, any of their respective affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), shares of capital stock of the Company.

               (h) FINANCING. Parent has available, and will make available to Merger Sub, sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement.

       3.3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub represent and warrant to the Company as follows:

               (a) ORGANIZATION AND CORPORATE POWER. Merger Sub is a wholly owned Subsidiary of Parent and a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The copies of the Organizational Documents of Merger Sub which were previously furnished or made available to the Company are true, complete and correct copies of such documents.

               (b) CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (c) NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Organizational Documents of Merger Sub.

               (d) NO BUSINESS ACTIVITIES. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                     ARTICLE IV.
                      COVENANTS RELATING TO CONDUCT OF BUSINESS

       4.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

               (a) ORDINARY COURSE. The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in all material respects, and shall use all reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers, lessors of real property and others having business dealings with them; PROVIDED, HOWEVER, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this
Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

               (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. The Company shall not, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock except as otherwise permitted under certain option agreements to effect cashless option exercises.

               (c) ISSUANCE OF SECURITIES. The Company shall not and shall cause its Subsidiaries not to issue, deliver, sell, pledge or otherwise encumber (except as pledged on the date hereof and disclosed pursuant to the Company Disclosure Schedule or the Company SEC Reports), or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of stock options or stock appreciation rights outstanding on the date hereof.

               (d) ORGANIZATIONAL DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder or required by law, the Company and its Material Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

               (e) INDEBTEDNESS. The Company shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debt securities of other Persons other than (x) indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries or (y) in the ordinary course of business, including, without limitation, indebtedness for acquisitions made in accordance with clause (ii) of subsection (i) below, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, in the case of clauses (ii) and (iii), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business.

               (f) BENEFIT PLANS. The Company shall not, and shall not permit its Material Subsidiaries to (i) increase the compensation payable or to become payable to any of its executive officers or employees or (ii) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies as in effect on the date of this Agreement), except (A) any such increases made in the ordinary course of business, (B) any person subsequently becoming eligible to participate in plans existing on the date hereof or (C) as provided in Section 5.5.

               (g) OTHER ACTIONS. The Company shall not, and shall not permit its Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Sections 5.1(a) or 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

               (h) TAX ELECTIONS AND CONTROVERSIES. Except in the ordinary course of business and consistent with past practice, the Company shall not make any Tax election and shall not without the consent of Parent, which shall not be unreasonably withheld, change its method of accounting or settle or compromise any federal, state, local or foreign Tax liability.

               (i) OTHER ACTIONS. The Company shall not, and shall not permit its Subsidiaries to:

                              (i) revalue in any material respect any of its assets, including writing down the value of inventory or equipment or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by generally accepted accounting principles;

                              (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, provided that the foregoing shall not restrict acquisitions made in the ordinary course of business, consistent with past practices and involving aggregate purchase price not exceeding $10 million (and in connection therewith, the Company agrees to consult as to the terms thereof with Parent);

                              (iii)  sell, lease, license, mortgage or
       otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which does not exceed $250,000 individually and $2,000,000 in the aggregate, except sales or encumbering or subjecting to Liens in the ordinary course of business consistent with past practice;

                              (iv) acquire or agree to acquire any assets in transactions not subject to clause (ii) above, other than in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to the Company, or make or agree to make any capital expenditures except capital expenditures which, individually or in the aggregate, do not exceed $100 million (of which $85 million is for capital expenditures committed but for which the properties have not yet been received) in the aggregate;

                              (v)    adopt a plan of complete or partial
       liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization, except in respect of an entity acquired after the date hereof;

                              (vi) change any material accounting principle used by it, except as required by generally accepted accounting principles, the SEC or applicable law; or

                              (vii) settle or compromise any litigation or settle a dispute under any contract or other agreement (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid

       (net, after giving effect to insurance proceeds actually received or used to satisfy such claim) by the Company in settlement or compromise does not exceed $250,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such matters does not exceed $1,000,000.

               (j) AGREEMENT. The Company shall not, and shall not permit its Subsidiaries, to enter into any agreement to do any of the foregoing.

       4.2 COVENANTS OF PARENT AND MERGER SUB. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing) Parent shall carry on its business in the usual, regular and ordinary course in all material respects, and shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of Parent or Merger Sub set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

       4.3     ADVICE OF CHANGES; GOVERNMENT FILINGS.  Each party shall
(a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters and (c) promptly notify the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially and adversely affect its ability to consummate the Merger in a timely manner; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall file all reports required to be filed by each of them with the SEC and all other Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                    ARTICLE V.
                               ADDITIONAL AGREEMENTS

       5.1 RECOMMENDATION; PREPARATION OF PROXY STATEMENT; THE COMPANY STOCKHOLDERS MEETING.

               (a) The Company shall, through the Company Board, recommend to its stockholders that they accept the Offer and tender all of their shares of Company Common Stock to Merger Sub and vote in favor of adoption of this Agreement; PROVIDED, HOWEVER, that the Company Board may withdraw or modify such recommendation (and its declaration of the advisability of this Agreement) to the extent that the Company Board determines in good faith to do so consistent with the exercise of its fiduciary duties (after consulting with outside legal counsel and, if appropriate, its outside financial advisor, and other than in connection with a Transaction Proposal) or as permitted under Section 5.4. Except as provided in Section 5.4, if required by the DGCL or the Company's Organizational Documents in order to consummate the Merger, the Company shall, as soon as practicable following the acquisition by Merger Sub of the shares of the Company Common Stock pursuant to the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of obtaining the Required Company Vote. Parent and Merger Sub shall vote or cause to be voted all the shares of Company Common Stock owned of record by Parent, Merger Sub or any of Parent's other Subsidiaries in favor of the approval of the Merger and adoption of this Agreement. After the date hereof and prior to the expiration of the Offer, Parent shall not purchase, offer to purchase, or enter into any contract, agreement or understanding regarding the purchase of shares of Company Common Stock, except pursuant to the terms of the Offer and the Merger.

               (b) Notwithstanding the preceding paragraph or any other provision of this Agreement, in the event Parent, Merger Sub or any other Subsidiary of Parent shall beneficially own, in the aggregate, at least 90% of the outstanding shares of the Company Common Stock, the Company shall not be required to call the Company Stockholders Meeting or to file or mail the Proxy Statement, and the parties hereto shall, at the request of Parent or the Company and subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for shares of the Company Common Stock by Merger Sub pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

               (c) If required by applicable law, as soon as practicable following Parent's request, the Company and Parent shall prepare and file with the SEC the Proxy Statement. Each of the Company and Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, shall respond promptly to any comments of the SEC relating to any preliminary proxy statement regarding the Merger and the other transactions contemplated by this Agreement and to cause the Proxy Statement to be mailed to its stockholders, all at the earliest practicable time. The Company, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of such approval and adoption and shall take all other actions necessary or advisable to secure the vote or consent of the Company's stockholders required by the DGCL to effect the Merger. All obligations of the Company in this Section 5.1(c) shall be subject to the Company's rights under Section 5.4.

       5.2 ACCESS TO INFORMATION. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent ("PARENT REPRESENTATIVES") reasonable access during normal business hours, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and its officers, management employees and representatives and, during such period, the Company shall furnish promptly to Parent, consistent with its legal obligations, all information concerning its business, properties and personnel as the other party may reasonably request; PROVIDED, HOWEVER, the Company may restrict the foregoing access to the extent that (i) a Governmental Entity requires the Company or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries requires the Company or any of its Subsidiaries to restrict access to any properties or information (subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges). Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated June 14, 1999, between the Company and Atlas Copco AB (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall, notwithstanding language in such Confidentiality Agreement to the contrary, remain in full force and effect.

       5.3 APPROVALS AND CONSENTS; COOPERATION. Each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Offer and consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable (including, without limitation, filing the notifications provided for under the HSR Act within five business days following the date of this Agreement) all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer or Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall take all necessary action to cause the expiration of the notice periods under the HSR Act with respect to the Offer or the Merger and the other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Each of the Company and Parent shall take all necessary action to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Offer or the Merger or any other transactions contemplated by this Agreement in connection with the Required Regulatory Approvals. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Offer or the Merger or any other transaction contemplated by this Agreement as violative of applicable antitrust or competition laws, each of the Company and Parent shall cooperate and shall contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Offer or the Merger or any other transaction contemplated by this Agreement. The Company and arent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Offer Documents, Schedule 14D-9, Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated by this Agreement.

       5.4 TRANSACTION PROPOSALS. Prior to the termination of this Agreement, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and shall not authorize or permit any of its officers, directors, agents, representatives or advisors to (a) solicit, initiate or knowingly encourage or facilitate the submission of inquiries, proposals or offers from any Person (other than Merger Sub or Parent) relating to (i) any acquisition or purchase of over 20% of the consolidated assets of the Company or of over 20% of any class of equity securities of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any third party beneficially owning over 20% of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement (collectively, "TRANSACTION PROPOSALS"), (b) agree to or recommend to its stockholders any Transaction Proposal, or (c) enter into or participate in any discussions or negotiations regarding a Transaction Proposal, or furnish to any Person (other than

Parent, Merger Sub or any of their representatives) any information with respect to its business, properties or assets in connection with a Transaction Proposal; PROVIDED, HOWEVER, that nothing in this Agreement shall prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (A) furnishing information pursuant to appropriate terms of confidentiality concerning the Company and its business, properties or assets to a third party who has indicated an interest in making a bona fide Transaction Proposal (provided, that if such confidentiality terms are less favorable to the Company in any material respect than the terms of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed amended to provide for such more favorable confidentiality terms) , (B) engaging in discussions or negotiations with such third party,
(C) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (D) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation and/or declaration of advisability of the Offer and/or adoption of this Agreement, and to the extent it does so, the Company may refrain from calling, providing notice of and holding the Company Stockholders Meeting to adopt this Agreement and from soliciting proxies or consents to secure the vote or written consent of its stockholders to adopt this Agreement, (E) waiving the provisions of any confidentiality and/or standstill agreement to which the Company is a party (provided, that the Company shall be deemed to simultaneously waive any such provisions of the Confidentiality Agreement), (F) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction and/or (G) making any disclosure or filing required by law (including, without limitation, Delaware state law and the rules and regulations promulgated under the federal securities laws), stock exchange rules or the rules, regulations, order or request of any Governmental Entity (including the SEC), but in each case referred to in the foregoing clauses
(A) through (E) only to the extent that the Company Board shall have concluded in good faith after consulting with its outside legal counsel and financial advisor that such action is consistent with the discharge of its fiduciary duties to the stockholders of the Company under applicable law; PROVIDED, FURTHER, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (A) through (D) above, until after 24 hours notice to Parent with respect to such action. The Company Board shall, to the extent that it has concluded in good faith after consulting with its outside legal counsel and financial advisors that such action is consistent with the discharge of its fiduciary duties to the stockholders of the Company under applicable law, promptly inform Parent of the initial material terms and conditions of such Transaction Proposal and the identity of the Person making it. Upon execution of this Agreement, the Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations conducted heretofore with respect to any Transaction Proposal with any party other than Parent, Merger Sub or their representatives, and shall, upon consummation of the Offer, use its reasonable best efforts to cause any such other party in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Notwithstanding anything to the contrary contained in Section 5.4 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Transaction Proposal, refer any third party to this Section 5.4 and
Section 7.2(b) and make a copy of this Section 5.4 and Section 7.2(b) available to a third party.

       5.5     EMPLOYEE BENEFITS.

               (a) Parent agrees that, and shall take all necessary action to ensure that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with (whether by Parent, the Surviving Corporation or otherwise) employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company and other incentive or performance based programs or arrangements) which in the aggregate are not materially less favorable than those currently provided by Company to such employees, to the extent permitted under laws and regulations in force from time to time; PROVIDED, HOWEVER, that subject to compliance with this Section 5.5, Parent reserves the right to review all employee benefits after the Effective Time and to make such changes as it deems appropriate. Parent intends to cause Surviving Corporation to provide or enter into incentive and performance based compensation plans or arrangements with management employees of the Company, the purpose of which will be to provide such management employees with incentive and performance based compensation at levels of benefits and performance targets which are to replace the incentive and performance based compensation that such management employees are eligible to participate in and receive from the Company on the date hereof (excluding any equity based incentive plans), however, nothing in this Section 5.5(a) shall require the Surviving Corporation to provide any specific type of plan or arrangement (i.e., stock options).

               (b) For purposes of determining eligibility to participate, waiting periods, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries if and to the same extent such service credit was granted for such purposes under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

               (c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all written employment, severance and termination plans and agreements (including change in control provisions) of employees of the Company and its Subsidiaries as in effect on the Closing Date, subject to all rights to amend or terminate as set forth therein, Section 5.5(a) and the other agreements, plans and policies identified in Section 5.5(c) of the Company Disclosure Schedule but excluding any obligations regarding compensation plans linked to equity performance or earnings per share.

               (d) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation and its Subsidiaries to (i) cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such conditions, limitations or waiting periods did not apply to the employees of the Company under the Company Benefit Plans) under any group health plans of Parent or any of its Subsidiaries to be waived with respect to employees of the Company and it Subsidiaries and their eligible dependents, and
(ii) give each employee of the Company and its Subsidiaries credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the

Effective Time (or such later date on which participation commences) during the applicable plan year.

       5.6 FEES AND EXPENSES. Subject to Section 7.2(b), whether or not the transactions contemplated hereby are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries and any real property transfer tax imposed on any holder or former holder of shares of capital stock of the Company resulting from the Merger, (b) the Expenses incurred in connection with the printing, filing and mailing to stockholders of the Proxy Statement and the solicitation of stockholder approvals shall be shared equally by the Company and Parent, and (c) as provided in Section 7.2.
As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents and the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

       5.7 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Parent and the Surviving Corporation shall cause to be maintained in effect (i) for a period of six (6) years after the Effective Time, the current provisions regarding indemnification of current or former officers and directors (each an "INDEMNIFIED PARTY") contained in the Organizational Documents of the Company or its Subsidiaries and in any agreements between an Indemnified Party and the Company or its Subsidiaries, provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims, and (ii) for a period of six (6) years, policies of directors' and officers' liability insurance and fiduciary liability insurance equivalent to the current policies maintained by the Company (the "D&O Insurance") and which are, in the aggregate, no less advantageous to the insured (and provided that any substitution of policies shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time; PROVIDED, that (A) the Company following the Merger shall not be required to spend in excess of 200% of the amount spent on current annual premiums for the D&O Insurance (the "PREMIUM LIMIT") per year therefor; PROVIDED further that if the Company following the Merger would be required to spend in excess of the Premium Limit per year to obtain insurance having the maximum available coverage under such D&O Insurance policies, the Company will be required to spend up to such amount to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage and
(B) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full six year period, provided that such "tail" policies, contain terms and conditions and provide coverage no less advantageous to the insureds than the terms, conditions and coverage in the D&O Insurance. The Company agrees that in the event it would be required to spend in excess of the Premium Limit per year to obtain insurance having the maximum available coverage under D&O

Insurance policies, the Company will notify the officers and directors who are the beneficiaries thereof and permit such officers and directors to pay any excess amount over the Premium Limit which may be necessary to maintain such policies. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. For a period of six (6) years after the Effective Time (provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims), Parent shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification under the instruments described and to the extent set forth in clause (i) of the first sentence of this Section 5.7. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any action, proceeding or investigation in connection with any matter occurring prior to or on the Effective Time, including the transactions contemplated hereby, Parent will pay as incurred such Indemnified Party's reasonable fees and expenses of counsel selected by the Indemnified Party and reasonably acceptable to Parent (including the cost of any investigation and preparation
and the cost of any appeal) incurred in connection therewith.   This covenant
shall survive the closing of the transactions contemplated hereby and is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. Notwithstanding the foregoing, Parent shall not, in connection with any one action or proceeding for which it is obligated to indemnify the Indemnified Parties hereunder or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties (except in the event that one or more of the Indemnified Parties shall have an actual or potential conflict of interest that would make it reasonably advisable to retain separate counsel). Parent shall be entitled to participate in the defense of any such action or proceeding and counsel selected by the Indemnified Party shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent.

       5.8 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the Company and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

       5.9 TAKEOVER STATUTES. The Company and the members of the Company Board, subject to their fiduciary duties, shall have granted such approvals, if any, and shall have taken such actions, if any, as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise shall have acted to render inapplicable, eliminate or minimize the effects of Section 203 of the DGCL or any other takeover statute ("TAKEOVER STATUTE") as may be applicable to the transactions to be undertaken pursuant to this Agreement.

       5.10 RIGHTS AGREEMENT. As promptly as practicable on or after the date hereof, but in no event later than the expiration date of the Offer, the Company will execute an amendment to the Rights Agreement (the "Rights Amendment") having the effects described in the subsequent sentences of this Section 5.10. The Company represents that the Rights Amendment will be sufficient to render the Rights (as defined in the Rights Agreement) inoperative with respect to any acquisition of shares of Company Common Stock by Parent, Merger Sub or any of their affiliates pursuant to this Agreement and for so long as this Agreement remains in effect. The Company represents that as a result of the Rights Amendment, the Rights will not be exercisable upon or at any time after consummation of the Offer and for so long as this Agreement remains in effect by reason of the transactions contemplated hereby.

       5.11 PERFORMANCE BY MERGER SUB. Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and under the Offer and to cause Merger Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Merger Sub to take such action. Without limitation of the foregoing, Parent shall vote all of its shares of stock in Merger Sub for the adoption of this Agreement.

       5.12 RESIGNATION OF DIRECTORS. At the Closing, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all Continuing Directors, effective at the Effective Time.

       5.13 FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Company, Parent and Merger Sub shall take any such reasonably necessary action.

                                     ARTICLE VI.
                                 CONDITIONS PRECEDENT

       6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (subject to Section 1.4(c)) on or prior to the Effective Time of the following conditions:

               (a) STOCKHOLDER APPROVAL. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and all the transactions contemplated hereby (including the Merger) to the extent required by law.

               (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

               (c) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; PROVIDED, HOWEVER, that the provisions of this
Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

               (d) REQUIRED REGULATORY APPROVALS. All Required Consents (as defined in Section 8.10(h)) and all other authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company, Parent or Merger Sub to consummate the transactions contemplated hereby (collectively, "REQUIRED REGULATORY APPROVALS"), shall have been obtained, waived, declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

               (e)    COMPLETION OF THE OFFER.  Merger Sub shall have
(i) commenced the Offer pursuant to Article I hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all shares of Company Common Stock duly tendered and not withdrawn; PROVIDED, HOWEVER, that neither Parent nor Merger Sub shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in violation of the terms of this Agreement or the Offer.

                                     ARTICLE VII.
                              TERMINATION AND AMENDMENT

       7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of this Agreement and the matters contemplated herein, including the Merger, by the stockholders of the Company:

               (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

               (b) By either the Company or Parent if the Merger shall not have been consummated by the date which is six (6) months from the date of this Agreement; provided that such date shall be extended to the date which is nine
(9) months from the date of this Agreement in the event all conditions to effect the Merger other than those set forth in Sections 6.1(b), 6.1(c) and 6.1(d) (the "EXTENSION CONDITIONS") have been or are capable of being satisfied at the time of such extension and the Extension Conditions have been or are reasonably capable of being satisfied on or prior to the date which is nine (9) months from the date of this Agreement, (such date, as it may be so extended, shall be referred to herein as the "OUTSIDE DATE"); provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date and shall not be available to Parent if it has purchased shares of the Company Common Stock pursuant to the Offer;

               (c) By the Company or Parent if the Offer is terminated or withdrawn pursuant to its terms without any shares of Company Common Stock being purchased thereunder; provided that Parent may terminate this Agreement pursuant to this Section 7.1(c) only if Parent's or Merger Sub's termination or withdrawal of the Offer is not in violation of the terms of this Agreement or the Offer;

               (d) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

               (e) By either Parent or the Company if any approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained at the Company Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

               (f) By Parent, prior to the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer, if (i) the Company Board shall have withdrawn or materially and adversely modified its recommendation of the Offer or the adoption of this Agreement (it being understood, however, that for all purposes of this Agreement, and without limitation, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Company Board's recommendation of the Offer or the adoption of this Agreement); (ii) the Company Board shall have recommended to the stockholders of the Company that they approve a Transaction Proposal other than transactions contemplated by this Agreement and at least two Business Days have elapsed since the recommendation; or (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 50% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer;

               (g) By the Company, prior to the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer, if the Company Board determines to take any action described in clause (D) of Section 5.4;

               (h) By Parent, prior to the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if (i) any representation or warranty of the Company that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Company that is not so qualified shall have become untrue in any material respect (a "TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that if such Terminating Company Breach is capable of being cured by the Company prior to the 21st day following written notice of such breach by Parent to Company through the exercise of its best efforts, so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 7.1(h) prior to such 21st day; or

               (i) By the Company, upon a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if
(i) any representation or warranty of Parent or Merger Sub that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect ("TERMINATING PARENT BREACH"); PROVIDED, HOWEVER, that, if such Terminating Parent Breach is capable of being cured by Parent prior to the 21st day following written notice of such breach by the Company to Parent through the exercise of best efforts, so long as Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 7.1(i) prior to such 21st day;

               (j) By the Company, if Merger Sub shall have failed to commence the Offer within the five Business Day period specified in
Section 1.1(a) or Merger Sub fails to pay for validly tendered shares of Company Common Stock in violation of the terms of the Offer or this Agreement; or

               (k) By Parent or the Company, if the Offer terminates or expires on account of the failure of any condition specified in Annex A without Merger Sub having purchased any shares of Company Common Stock thereunder (provided that the right to terminate this Agreement pursuant to this subparagraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition).

       7.2     EFFECT OF TERMINATION.

               (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to the last sentence of Section 5.2, Section 5.6, this Section 7.2 and
Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

               (b) In the event that this Agreement is terminated pursuant to Section 7.1(f) or 7.1(g), then the Company shall pay Parent a cash fee of $20,000,000, which amount shall be payable by wire transfer of immediately available funds no later than two Business Days after such termination.

       7.3 AMENDMENT. Subject to Section 1.4(c), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of NYSE requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       7.4 EXTENSION; WAIVER. Subject to Section 1.4(c), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII.
                                GENERAL PROVISIONS

       8.1 NON-SURVIVAL OF REPRESENTATIONS, Warranties and Agreements; No Other Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

       8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the earlier of the date of receipt or the tenth
Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy sent on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

               (a)     if to Parent or Merger Sub, to

               Atlas Copco North America Inc.
               1211 Hamburg Turnpike
               Suite 214
               Wayne, NJ  07470
               Attention: Mark Cohen
               Telecopy: (973) 633-9722

               with copies to:

               Winthrop, Stimson, Putnam & Roberts
               One Battery Park Plaza
               New York, NY  10004-1490
               Attention: Stephen R. Rusmisel, Esq.
               Telecopy: (212) 858-1500

               (b)    if to the Company, to:

               Rental Service Corporation
               6929 East Greenway Parkway, Suite 200
               Scottsdale, Arizona  85254
               Attention:  Rosemary Strunk, Esq.
                           General Counsel
               Telecopier No.:  (480) 905-3300

               with a copy to:

               Latham & Watkins
               633 West 5th Street, Suite 4000
               Los Angeles, CA  90071
               Attention:  Elizabeth A. Blendell
               Telecopier No.:  (213) 891-8763

       8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

       8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

       8.5     ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

               (a) This Agreement (including the Schedules and Exhibits and Annex A) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

               (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article II and Sections 1.4(c), 5.5 and 5.7 (each of which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

       8.6     GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

               (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

               (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and
(iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2.
Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

               (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND
(iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6(c).

       8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

       8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

       8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

       8.10    DEFINITIONS.  As used in this Agreement:

               (a) "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

               (b) "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

               (c) "INTELLECTUAL PROPERTY" shall mean patents, copyrights, trademarks (registered and unregistered), service marks, brand names, trade names, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing.

               (d) "KNOWLEDGE" with respect to the Company means the actual knowledge of the following officers and employees (as well as any of their successors) of the Company: Chief Financial Officer, Vice-President--Finance and Corporate General Counsel, and, without duplication, the employees primarily responsible for environmental and Tax matters concerning the Company.

               (e) "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such entity and its Subsidiaries taken as a whole; provided that (i) with respect to Parent the term Material Adverse Effect shall include also, without limitation, any adverse change, circumstance, event or effect that is materially adverse to Parent's ability to pay the Price Per Share or the Merger Consideration or otherwise perform its obligations under this Agreement, and (ii) with respect to the Company the term Material Adverse Effect shall not include (x) any change, circumstance, event, effect or legal claim that relates to or results primarily from the execution and delivery of this Agreement or the announcement (or other disclosure) or consummation of the transactions contemplated by this Agreement, or (y) changes in general economic conditions, financial markets (including fluctuations in the price of shares of Company Common Stock or shares of capital stock of Parent) or conditions generally affecting the equipment rental industry or related industries.

               (f) "MATERIAL SUBSIDIARIES" of a Person shall mean the "Significant Subsidiaries" of such Person as defined under Regulation S-X of the Securities Act.

               (g) "ORGANIZATIONAL DOCUMENTS" means, with respect to any entity, the certificate of incorporation, bylaws or other similar governing documents of such entity.

               (h) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

               (i)    "REQUIRED CONSENTS" - There are no Required Consents.

               (j) "SUBSIDIARY" when used with respect to any Person means any corporation, partnership, association, joint venture or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

               (k) (i) "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and
(ii) "TAX RETURN" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

               (l) "THE OTHER PARTY" means, with respect to the Company, Parent and Merger Sub and means, with respect to Parent and Merger Sub, the Company.

         IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                         ATLAS COPCO NORTH AMERICA INC.,
                                          a Delaware corporation


                                         By: /s/ Mark Cohen
                                             --------------------------------
                                             Name:  Mark Cohen
                                                    -------------------------
                                             Title: Executive Vice President
                                                    -------------------------

                                         PANDION ACQUISITION CORP.,
                                          a Delaware corporation


                                         By: /s/ Mark Cohen
                                             --------------------------------
                                             Name:  Mark Cohen
                                                    -------------------------
                                             Title: President
                                                    -------------------------

                                         RENTAL SERVICE CORPORATION,
                                          a Delaware corporation


                                         By: /s/ Robert M. Wilson
                                             --------------------------------
                                             Name:  Robert M. Wilson
                                                    -------------------------
                                             Title: Executive Vice President,
                                                    Chief Financial Officer,
                                                    Secretary and Treasurer
                                                    -------------------------

                                       ANNEX A

                               CONDITIONS TO THE OFFER

         The Offer shall be conditioned upon the Minimum Shares being validly tendered and not withdrawn prior to the date which is 20 Business Days following the commencement of the Offer in accordance with the terms hereof or such later date as the Offer may be extended by an amendment to this Agreement in accordance with the provisions of the Agreement. Moreover, notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Merger Sub shall not be obligated to accept for payment any shares of Company Common Stock until expiration of all applicable waiting periods (and extensions thereof) under the HSR Act, and Merger Sub shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered in the Offer, or if the Minimum Shares shall not have been validly tendered pursuant to the Offer and not withdrawn, may terminate or amend the Offer, subject to the terms and conditions of the Agreement and Merger Sub's obligation to extend the Offer pursuant to Section 1.1(b) if, prior to the time of acceptance for payment of any such shares of Company Common Stock (whether or not any other shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall occur and remain in effect:

         (a) an order shall have been entered in any action or proceeding before any United States federal or state Governmental Entity (an "Order"), or a preliminary or permanent injunction by a United States federal or state court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which, in either case, would have the effect of (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or this Agreement illegal, (ii) otherwise preventing consummation of the Offer or Merger, or (iii) imposing material limitations on the ability of Merger Sub or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company; provided, however, that in order to invoke this condition, Parent and Merger Sub shall have used their commercially reasonable efforts to prevent such Order or Injunction or ameliorate the effects thereof; and provided, further, that, if the Order or Injunction is a temporary restraining order or preliminary injunction of a court of competent jurisdiction, Merger Sub may not, by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares;

         (b) there shall have been any United States or foreign federal or state statute, rule or regulation enacted or promulgated after the date of the Offer that would reasonably be expected to result in any of the material adverse consequences referred to in paragraph (a) above;

         (c) the Agreement shall have been terminated by the Company or Parent pursuant to its terms; or

         (d) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process) which materially and adversely affects the extension of credit in the United States or the European Union generally by banks or other lending institutions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union generally which materially and adversely affects the extension of credit in the United States or the European Union generally by banks or other lending institutions, (iii) any newly initiated material limitation (whether or not mandatory) by any Governmental Entity on, or other similar event that materially and adversely affects, the extension of credit in the United States or the European Union generally by banks or other lending institutions, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the European Union generally which materially and adversely affects the extension of credit in the United States or the European Union generally by banks or other lending institutions.

         The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to such condition or, except for the Minimum Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

         The capitalized terms used in this ANNEX A shall have the meanings set forth in the Agreement to which it is annexed, except that the term Agreement shall be deemed to referred to the Agreement to which this ANNEX A is appended.